Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Skechers U.S.A., Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its Class A common stock, par value 0.001 per share. References herein to “we,” “us,” “our” and “our company” refer to Skechers U.S.A., Inc. and not to any of its subsidiaries.

The following description of our Class A common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Bylaws, as amended (the “Bylaws”), filed as Exhibits 3.1 and 3.1(a) and as Exhibit 3.2, 3.2(a), 3.2(b), and 3.2(c) respectively, to our Annual Report on Form 10-K of which this Exhibit 4.20 is a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.001 per share, 75,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “SKX.”

Class A Common stock and Class B Common stock

General

The holders of Class A common stock and Class B common stock have identical rights except with respect to voting, conversion and transfer.

Voting Rights

Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, amendments to the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the Class A common stock, voting as a separate class. Any amendment to the Certificate of Incorporation to increase the authorized shares of any class requires the approval of a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of preferred stock created as described below.

Dividends, Distributions and Stock Splits

Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by the board of directors of our company (the “Board of Directors”), subject to any preferential rights of any outstanding preferred stock.

Dividends or distributions consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock. In the case of dividends or distributions consisting of other voting shares of our company, we will declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B common stock, and such security paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the Class B common stock. In the case of dividends or distributions consisting of securities convertible into, or exchangeable for, voting securities of our company, we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be onetenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the Class B common stock.

We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

Conversion of Class B common stock

A share of Class B common stock will be convertible into a share of Class A common stock on a share-for-share basis at the option of the holder thereof at any time, or automatically upon transfer to a person or entity which is not a Permitted Transferee (as defined in the Certificate of Incorporation). In general, Permitted Transferees will include any Person (as defined in the Certificate of Incorporation) who is an affiliate, spouse or descendent of any such holder, their estates or trusts for their benefit. The Class A common stock has no conversion rights.

Liquidation

In the event of any dissolution, liquidation, or winding up of the affairs of our company, whether voluntary or involuntary, after payment of the debts and other liabilities of our company and making provision for the holders of preferred stock, if any, the remaining assets of our company will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

Mergers and Other Business Combinations

Upon a merger, combination, or other similar transaction of our company in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of each class of common stock will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent and only to the extent that the voting rights and certain conversion rights of Class A common stock and Class B common stock differ at that time.

Other Provisions

The holders of the Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A common stock or the Class B common stock.

Transfer Agent

The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer and Trust Company. The transfer agent and registrar’s address is 6201 15th Ave, Brooklyn, NY 11219.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders of our company, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions thereof including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. In certain circumstances, such issuance could have the effect of decreasing the market price of shares of our Class A common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of our company without any further action by the stockholders including, but not limited to, a tender offer to purchase shares of Class A common stock at a premium over then current market prices. We have no present plan to issue any shares of preferred stock.

Registration Rights

We have entered into a registration rights agreement with the Greenberg Family Trust, of which Robert Greenberg, Chairman of the Board and Chief Executive Officer, is a Trustee, and Michael Greenberg, President, pursuant to which we have agreed that we will, on up to two separate occasions per year, register up to one-third of the shares of Class A common stock issuable upon conversion of their Class B common stock beneficially owned as of the closing of the initial public offering of our Class A common stock in June 1999 by each such stockholder in any one year provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. We have also agreed that, if it shall cause to be filed with the U.S. Securities and Exchange Commission a registration statement, each such stockholder shall have the right to include up to one-third of the shares of Class A common stock issuable upon conversion of their Class B common stock beneficially owned as of the closing of the initial public offering of our Class A common stock in June 1999 by each of them in such registration statement provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. All expenses of such registrations shall be at our expense.

Anti-takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Our Bylaws provide that the Board of Directors is divided into three classes – Class I directors, Class II directors and Class III directors – with each class serving for a term of three years until their successors have been elected at the end of their respective staggered terms. Stockholders have no cumulative voting rights, and stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. The Bylaws also provide that any action that is required to be or may be taken at any annual or special meeting of the stockholders of our company, may, if such action has been earlier approved by the Board, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Bylaws provide that only the Board of Directors or the Chairman may call a special meeting of the stockholders.

The classification of the Board of Directors and lack of cumulative voting makes it more difficult for our existing stockholders to replace the Board of Directors as well as for any other party to obtain control of our company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing stockholders or another party to effect a change in management.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce the vulnerability of our company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our company’s shares and, as a consequence, they may also inhibit fluctuations in the market price of shares of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of our company.

Section 203 of the Delaware General Corporation Law

Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of “business combinations” with an “interested stockholder” (defined generally as a person owning 15.0% of more of a corporation’s outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85.0% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer), or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66.6% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Class A common stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the price of the Class A common stock that often result from takeover attempts.